Exhibit 1.2

CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2006-2

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: October 4, 2006

To:	CAPITAL ONE AUTO FINANCE, INC.
CAPITAL ONE AUTO RECEIVABLES, LLC

Re:	Underwriting Agreement, dated September 29, 2006

1.	Terms of the Notes

Class	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
Class A-1 Notes	$265,000,000	5.33%	October 2007 Payment Date
Class A-2 Notes	$349,000,000	5.17%	May 2009 Payment Date
Class A-3 Notes	$308,000,000	4.98%	September 2010 Payment Date
Class A-4 Notes	$293,101,000	4.94%	July 2012 Payment Date
Class B Notes	$34,899,000	5.05%	June 2013 Payment Date

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Goldman, Sachs & Co.

Morgan Stanley & Co. Incorporated

Banc of America Securities LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Greenwich Capital Markets, Inc.

RBC Capital Markets Corporation

3.	Ratings

Class	Rating Agency
	Standard & Poor’s	Moody’s	Fitch
A-1	A-1+	Prime-1	F1+
A-2	AAA	Aaa	AAA
A-3	AAA	Aaa	AAA
A-4	AAA	Aaa	AAA
B	A	A3	A

4.	Underwriting Liability

Underwriting Liability	Class A-1	Class A-2	Class A-3	Class A-4	Class B
Goldman, Sachs & Co.	$38,000,000	$50,000,000	$44,000,000	$42,051,000	$17,449,000
Morgan Stanley & Co. Incorporated	$38,000,000	$50,000,000	$44,000,000	$42,050,000	$17,450,000
Banc of America Securities LLC	$37,800,000	$49,800,000	$44,000,000	$41,800,000
Citigroup Global Markets Inc.	$37,800,000	$49,800,000	$44,000,000	$41,800,000
Credit Suisse Securities (USA) LLC	$37,800,000	$49,800,000	$44,000,000	$41,800,000
Greenwich Capital Markets, Inc.	$37,800,000	$49,800,000	$44,000,000	$41,800,000
RBC Capital Markets Corporation	$37,800,000	$49,800,000	$44,000,000	$41,800,000
Total Amount	$265,000,000	$349,000,000	$308,000,000	$293,101,000	$34,899,000

5.	Purchase Price, Discounts and Concessions

	Class A-1	Class A-2	Class A-3	Class A-4	Class B
Gross Purchase Price	100.00000%	99.99420%	99.99801%	99.98305%	99.98202%
Underwriting Discount	0.09000%	0.13000%	0.16500%	0.21000%	0.30000%
Net Purchase Price	99.9100%	99.86420%	99.83301%	99.77305%	99.68202%
Maximum Dealer Selling Concessions	0.054%	0.078%	0.099%	0.126%	0.180%
Maximum Dealer Reallowance Discounts	0.0270%	0.0390%	0.0495%	0.0630%	0.0900%

6.	Time of Sale

12:25 p.m. (Eastern Time) (U.S.) on October 4, 2006 (the time the first Contract of Sale was entered into as designated by the Representatives.)

7.	Closing Date

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and COAF hereby agree that the Closing Date shall be October 12, 2006, 10:00 a.m., New York City time.

The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

GOLDMAN, SACHS & CO.

By	/s/ Buny Borha
Name:	Buny Borha
Title:	Managing Director

MORGAN STANLEY & CO. INCORPORATED

By	/s/ Jack Kattan
Name:	Jack Kattan
Title:	Managing Director

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

Accepted and Agreed:

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By	/s/ Jerry Hamstead
Name:	Jerry Hamstead
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By	/s/ Albert Ciafre
Name:	Albert Ciafre
Title:	Assistant Vice President